CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made as of the 17th day of January, 2017, by and among: Calvert Research and Management (“CRM”), a business trust organized under the laws of the Commonwealth of Massachusetts, and Jefferson National Life Insurance Company (the “Company”), a life insurance company organized under the laws of the State of Texas, for the provision of administrative services by the Company.

WHEREAS, the Company has entered into a Services Agreement, dated May 1, 2014, as amended, with Calvert Investment Services, Inc. (“CIS”) and Calvert Investment Administrative Services, Inc. (“CIAS”) (the “Calvert Services Agreement”). The Calvert Services Agreement was entered into in connection with administrative services to be provided by the Company to Calvert Variable Series, Inc. and Calvert Variable Products, Inc. (the “Fund(s)”).

WHEREAS, CRM, a wholly-owned subsidiary of Eaton Vance Corp., has agreed to purchase substantially all of the business assets of Calvert Investment Management, Inc. (“CIM”), an affiliate of CIS and CIAS, and investment adviser to the Fund(s), subject to various closing conditions (the “Transaction”). In the Transaction, which will close once the conditions to closing have been satisfied (the “Transaction Date”), CRM will assume only specified business assets of CIM and will not assume any of CIM’s liabilities. The Transaction Date is anticipated to be on or about December 30, 2016;

WHEREAS, as of the Transaction Date, CRM will become the investment adviser to the Fund(s), and CIM, CIS, and CIAS will no longer provide investment advisory or other services to the Fund(s); and

WHEREAS, the Company and CRM desire to continue the current arrangement for the provision of administrative services to the Fund(s), as described in the Calvert Services Agreement following the closing of the Transaction.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereto agree as follows:

SECTION 1. The parties hereto hereby adopt all terms of the Calvert Services Agreement and agree that the terms of the Calvert Services Agreement that relate to CIM will now relate to CRM, except as otherwise provided herein.

SECTION 2. Company confirms that all of its representations, warranties and conditions in the Calvert Services Agreement continue in full force and effect.

SECTION 3. No party hereto shall have any duty, responsibility or liability whatsoever to any other party hereto with respect to the Calvert Services Agreement prior to the Transaction Date, and the Calvert Services Agreement shall be of no force or effect with respect to the parties hereto except as otherwise specifically provided in this Agreement.

SECTION 4. The parties agree that CRM shall only assume liability under the Agreement as of the Transaction Date, and CRM and its affiliates shall have no liability whatsoever (including, without limitation, any indemnification obligation) for any act or omission of the Company prior to the Transaction date, or for any costs, expenses, loses, damages, liabilities of any kind whatsoever, arising prior to the Transaction Date.

SECTION 5. The following provision of Section 1 is deleted in their entirety and replaced by the following:

(a)

Insurance Company shall provide the administrative and shareholder services set out in Schedule A hereto and made part hereof, as the same may be amended from time to time. For such services, Calvert Service Providers agree to pay to Insurance Company a combined aggregate fee (the “Fee”) computed daily and paid monthly in arrears, equal to the following percent of the daily net asset value of Shares held in each Fund’s subaccount of the Separate Accounts, attributable to Contracts issued by the Insurance Company at the following rates:

Annual Rate	Total Average Net Assets
[**]%	Calvert VP SRI Balanced Portfolio

SECTION 6. All notices to CRM pursuant to the Agreement shall be sent as follows:

Calvert Research and Management

Two International Place

Boston, MA 02110

Attn: Chief Legal Officer

SECTION 7. The occurrence of the Transaction on the Transaction Date is a condition precedent to the effectiveness of the terms of this Agreement. Upon the effectiveness of this Agreement, the parties hereto agree that the Calvert Services Agreement shall no longer have any force or effect.

SECTION 8. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission or delivered by scanned image (e.g. .pdf, .tiff, jpg, ..jpeg or other file extension) as an attachment to an email. Such facsimile or scanned image may include this Agreement in its entirety or a standalone signature page, either of which shall have the same effect as an original signature and shall be considered definitive evidence of the final agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

JEFFERSON NATIONAL LIFE INSURANCE

COMPANY

By:	/s/ Craig Hawley y•
Name:	Craig Hawley
Title:	General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Craig Hawley
Name:	Craig Hawley
Title:	General Counsel & Secretary

CALVERT RESEARCH AND MANAGEMENT

By:	/s/ [illegible]
Name:	[illegible]
Title:

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